Exhibit 99.1

Contact: R. Roderick Porter, President

Phone: 202-464-1130 ext. 2406

Fax: 202-464-1134

Southern National Bancorp, NASDAQ Symbol SONA

Website: www.sonabank.com

Southern National Bancorp of Virginia Inc. reports earnings of $1.0 million for its first full year of operations

For immediate release

Monday, January 22nd, 2007

Charlottesville, Virginia, January 22nd, 2007 – Southern National Bancorp of Virginia Inc. (NASDAQ: SONA) announced today that net income for the year ended December 31, 2006, was $1.0 million compared to a net loss of $2.3 million for the initial operating period from April 14, 2005 to December 31, 2005. Further comparisons are not meaningful since the periods are not comparable. Moreover, the net loss for the period ended December 31, 2005, included $1.2 million of pre-opening and organizational costs.

Net income for the fourth quarter of 2006 was $381 thousand up from $26 thousand for the fourth quarter of 2005. Net interest income after provision for loan losses was $1.7 million for the fourth quarter of 2006, up from $665 thousand in the fourth quarter of 2005. Non interest income was $94 thousand during the fourth quarter of 2006, compared to $43 thousand during the same quarter of the prior year. Approximately 80.4% of the growth in non interest income was accounted for by growth in account maintenance and deposit service fees primarily due to an increase in the number of deposit accounts.

Southern National Bancorp of Virginia, Inc. and its subsidiary Sonabank N.A. completed the acquisition of 1st Service Bank of McLean, Virginia as of the close of business on December 1, 2006. As a result, at the end of 2006 Sonabank had five branches in Virginia: one in Charlottesville, one in Clifton Forge and three in Northern Virginia. Georgia Derrico, CEO of Southern National Bank of Virginia stated: “The acquisition of 1st Service brings us into the heart of Fairfax County, which has the second highest median family income in the U.S. It is a market we know well. 1st Service was an excellent institution with superb customer service but handicapped by a legal lending limit of $1.3 million and limited product base. Since the completion of the merger with 1st Service Bank, Sonabank has a legal lending limit of over $7.0 million and is aggressively offering state of the art products such as Check 21. Our new Regional Branch Manager has been in the Northern Virginia market for over twenty years. We expect to be competitive in this market.”

Total assets of Southern National Bancorp of Virginia were $290.6 million as of December 31, 2006, up from $122.9 million as of December 31, 2005. Of the growth in assets, $117.7 million was attributable to the acquisition of 1st Service. Net loans receivable grew from $74.0 million at the end of 2005 to $201.8 million at the end of 2006 with $91 million of the loan growth resulted from loans brought over from 1st Service. Of 1st Service’s loans at the time of closing, $74.8 million were single family residential loans. Between December 1, 2006 and the end of the year, Sonabank securitized with FNMA approximately $17 million of 1st Service’s loans and as of year end those loans were reflected on the balance sheet as securities. The loan growth during the year not associated with the 1st Service acquisition was $36 million, or 49%

Southern National Bancorp of Virginia’s allowance for loan losses as a percentage of total loans at December 31, 2006 remained relatively stable at 1.33% compared to 1.36% at the previous year-end.

Investment securities, available for sale and held to maturity, grew from $40 million at the end of 2005 to $59 million at December 31, 2006. The growth was predominantly the result of the approximately $17 million in residential mortgages of 1st Service Bank which were securitized in December 2006.

Non-interest bearing deposits increased from $6.3 million at December 31, 2005, to $19.2 million at December 31, 2006, primarily as a result of acquiring $11.6 million of non-interest bearing deposits from 1st Service Bank.

Interest bearing deposits rose from $70.9 million at December 31, 2005, to $196.6 million as of December 31, 2006. Of this increase, $67.3 million was acquired in the merger with 1st Service and $60.3 million was due to our increasing our brokered deposits in part to reduce 1st Service’s more expensive borrowed funds.

Total stockholders’ equity increased from $32.3 million as of December 31, 2005 to $68.2 million as of December 31, 2006. The increase was a result of the completion of the IPO in November which raised $26.4 million, the acquisition of 1st Service Bank, and net income for the year.

Going forward, the Office of the Comptroller of the Currency has approved Sonabank’s application to open a branch in Warrenton, Virginia adjacent to its already existing administrative offices. The lease has been signed and construction will begin shortly. The Warrenton branch is expected to open in March or April, 2007. Georgia Derrico, CEO stated: “We couldn’t to be more excited to be re-entering a market which many of us know well and where we have long standing relationships.”

Southern National Bancorp of Virginia is the holding company for Sonabank N.A., which operates 5 branches in Virginia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands)	December 31, 2006	December 31, 2005

Assets
Cash and overnight deposits	$8,126	$1,663
Investment securities-available for sale	23,328	8,296
Investment securities-held to maturity	35,623	31,698
Loans receivable, net of unearned income	204,544	75,031
Allowance for loan losses	(2,726)	(1,020)

Net loans	201,818	74,011

Intangible assets	15,718	3,024
Bank premises and equipment, net	3,499	2,924
Other assets	2,462	1,292

Total assets	$290,574	$122,908

Liabilities and stockholders’ equity
Noninterest-bearing deposits	$19,216	$6,333
Interest-bearing deposits	196,588	70,930
Borrowings	5,033	12,406
Other liabilities	1,510	926

Total liabilities	222,347	90,595

Stockholders’ equity	68,227	32,313

Total liabilities and stockholders’ equity	$290,574	$122,908

Consolidated Statement of Operations

(Unaudited)

	For the Quarters Ended December 31,		For the Year Ended December 31, 2006	For the Period from Inception at April 14, 2005 to December 31, 2005
(Dollars in thousands)	2006	2005

Interest income	$3,618	$1,379	$10,784	$2,395
Interest expense	1,711	454	4,860	605

Net interest income	1,907	925	5,924	1,790
Provision for loan losses	180	260	546	1,020

Net interest income after provision for loan losses	1,727	665	5,378	770

Account maintenance and deposit service fees	60	19	188	27
Loan servicing income	17	—	17	—
Other loan fees	17	24	58	24

Noninterest income	94	43	263	51

Employee compensation and benefits	728	319	2,284	1,079
Premises, furniture and equipment	224	124	719	289
Organizational costs	—	—	—	1,212
Other expenses	488	239	1,629	497

Noninterest expense	1,440	682	4,632	3,077

Net income (loss) before income taxes	381	26	1,009	(2,256)
Income tax expense	—	—	—	—

Net income (loss)	$381	$26	$1,009	$(2,256)

Financial Highlights

(Unaudited)

	For the Quarters Ended December 31,		For the Year Ended December 31, 2006	For the Period from Inception at April 14, 2005 to December 31, 2005
(Dollars in thousands except per share data)	2006	2005

Per Share Data:
Earnings (loss) per share - Basic	$0.08	$0.01	$0.26	$(0.64)
Earnings (loss) per share - Diluted	$0.08	$0.01	$0.26	$(0.64)
Book value per share			$11.04	$9.23
Tangible book value per share			$8.50	$8.37
Weighted average shares outstanding - Basic	4,924,484	3,500,000	3,859,048	3,500,000
Weighted average shares outstanding - Diluted	5,008,362	3,500,000	3,930,535	3,500,000
Shares outstanding at end of period			6,180,449	3,500,000

Selected Performance Ratios and Other Data:
Return on average assets	0.75%	0.12%	0.65%	(5.35)%
Return on average equity	3.04%	0.33%	2.74%	(9.89)%
Yield on earning assets	7.47%	6.56%	7.29%	5.88%
Cost of funds	4.87%	3.69%	4.44%	3.58%
Cost of funds including non-interest bearing deposits	4.54%	3.35%	4.15%	3.17%
Net interest margin	3.94%	4.40%	4.01%	4.40%
Efficiency ratio	71.96%	70.38%	74.87%	167.14%
Net charge-offs to average loans			0.21%	—
Allowance for loan losses to total loans			1.33%	1.36%
Stockholders’ equity to total assets			23.48%	26.29%
Stockholders’ equity to total tangible assets			19.10%	24.43%
Intangible assets:
Goodwill			$10,423	$—
Core deposit intangible			4,594	3,024
Servicing rights			701	—

Total			$15,718	$3,024

Amortization of intangibles	$138	$36	$464	$36